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                                                                    Exhibit 99.1
Contact:

Gerry McGovern
MCK Communications, Inc.
(617) 454 6135
adoyle@mck.com

MCK COMMUNICATIONS ANNOUNCES FOURTH QUARTER AND FISCAL 2002 FINANCIAL RESULTS AND EARNINGS CALL


NEEDHAM, MASSACHUSETTS, JUNE 27, 2002 -- MCK Communications, Inc. (NASDAQ:
MCKC), a leading provider of distributed voice solutions for the extended enterprise, today announced financial results for its fourth quarter and its fiscal year ended April 30, 2002 as well as changes to its Board of Directors.

Revenues for the quarter ended April 30, 2002 were $4.6 million, an increase of approximately $550 thousand, or 13%, compared to last quarter and a decrease of $2.0 million, or 30%, compared to revenues of $6.6 million for the same period of the prior year. For the year ended April 30, 2002, MCK reported revenues of $16.5 million, a decrease of $21.7 million, or 57%, over revenues of $38.2 million reported for the prior fiscal year.

For the quarter ended April 30, 2002, the Company recorded a net loss of $4.3 million, or $.21 per share, compared to a net loss of $6.3 million, or $0.32 per share for the same quarter of the prior year. Excluding certain non-cash and non-recurring items including amortization of stock based compensation, amortization of goodwill, impairment of goodwill and other intangibles, write-offs of in-process research and development and restructuring costs, the Company recorded a net loss of $1.3 million for the fourth quarter, or $0.06 per share compared to a net loss of $0.6 million, or $0.03 per share for the comparable quarter of the prior year. Non-recurring items recorded in the fourth quarter include a $2.4 million restructuring charge. Management believes that measuring results excluding these items is indicative of ongoing operating results.

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For the year ended April 30, 2002, the Company recorded a net loss of $35.5 million, or $1.77 per share, compared to a net loss of $11.8 million, or $0.61 per share for the prior fiscal year. Excluding certain non-cash items and non-recurring items including amortization of stock based compensation, amortization of goodwill, impairment of goodwill and other intangibles, write-offs of in-process research and development, restructuring costs, and the provision for legal and settlement fees, the Company recorded a net loss of $12.4 million, or $0.62 per share. This compares to a breakeven result for the prior fiscal year.

"While significantly decreasing our expenses throughout the year to be in alignment with the decreased capital spending in the telecommunications equipment arena, we slowly improved our revenues as well as our partners' sell through performance and inventory positions," said Glenda Davis, president and CEO of MCK Communications.

"Our performance was better than many in the industry," continued Ms. Davis. "We believe the concerted actions taken in FY02 have strengthened our financial position - our balance sheet remains strong, our cash position is sound and we continue to have no debt."

In addition, MCK announces it will be making changes to its Board of Directors during the first half of fiscal year 2003 in order to expand the range of operational experience represented. The first of such changes, effective July 1, 2002, is the addition of Liz Houlihan and Alan Levine to the Board, both of whom bring a breadth of business operations experience. At the same time, Steven J. Benson (Woody) resigns as Chairman of the Board and Director, a move that will afford Mr. Benson the opportunity to focus on the needs of his portfolio companies as principal in the Boston office of Lazard Technology Partners. Glenda Davis, president and CEO of MCK, will continue to direct Board meetings and activities.


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"We appreciate and thank Woody for his contributions towards making MCK a leader in remote voice solutions," Ms. Davis stated. "And we look forward to having Liz and Alan be a part of the MCK team."

More information will be provided in our earnings call scheduled for June 27, 2002.

ABOUT MCK COMMUNICATIONS

MCK Communications develops and markets distributed voice solutions that cost-effectively create a more open and interconnected business telephony environment which provides enterprises with extended business reach, lowered communications costs and options for flexible migration to next-generation environments while empowering individuals with portable business telephony. With more than 340,000 ports shipped worldwide, ISO-9001-certified MCK partners with such industry leaders as Alcatel, Anixter, Avaya, BellSouth, Catalyst Telecom, Ericsson, GBH Distributing, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Panasonic, Toshiba, SBC, Sprint, Verizon and Voda One Corp. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to, market acceptance of our products, the timing of migration of legacy PBX systems, competitive product introductions resulting in lower than expected sales prices or reduced sales volume, poor visibility into end user demand as a result of our reliance on indirect sales channels, fluctuations in customer order patterns or inventory levels, product delays resulting from our dependence on a limited number of manufacturers and suppliers, IT capital expenditure trends, expenses which could occur as a result of errors or defects in our products, the potential for claims alleging infringement of a third party's intellectual property, the limited ability to protect our intellectual propert, uncertainty of costs associated with material litigation, general economic trends and other risks detailed in our filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's website at www.sec.gov.

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CONDENSED BALANCE SHEET (IN THOUSANDS)

                                                               April 30
                                                         ---------------------
                                                           2002         2001
                                                         -------       -------
  ASSETS

  Current Assets:
    Cash and investments                                 $44,367       $54,802
    Accounts receivable                                    3,773         5,150
    Inventory                                              1,878         4,337
    Other current assets                                     595         1,691
                                                         -------       -------
  Total current assets                                   $50,613       $65,980

  Goodwill and intangibles                                 3,978        20,198
  Long term assets                                         1,634         4,219
                                                         -------       -------
  Total assets                                           $56,225       $90,397
                                                         =======       =======

  LIABILITIES AND COMMON SHAREHOLDERS' EQUITY

  Current liabilities:
    Accounts payable                                       1,435         3,484
    Accrued restructuring                                  2,222           380
    Accrued liabilities                                    3,612         3,672
                                                         -------       -------
  Total current liabilities                                7,269         7,536

  Common shareholders' equity                             48,956        82,861
                                                         -------       -------
  Total liabilities and common
    Shareholders' equity                                 $56,225       $90,397
                                                         =======       =======




CONTACT:
MCK Communications, Inc.
Gerry McGovern
617-454-6135
gmcgovern@mck.com



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MCK COMMUNICATIONS, INC.
CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)

                                                   Three Months Ended                Fiscal Year Ended
                                                        April 30,                         April 30,
                                                -------------------------         -------------------------
                                                  2002             2001             2002             2001
                                                --------         --------         --------         --------
Revenues                                        $  4,600         $  6,581         $ 16,487         $ 38,220
Cost of goods sold                                 2,500            2,717            9,096           15,287
                                                --------         --------         --------         --------
Gross profit                                       2,100            3,864            7,391           22,933

Operating expenses:
 Research and development                          1,184            2,485            7,124            9,232
 Sales and marketing                               1,403            3,440            9,397           13,820
 General and administrative                          995            1,256            4,478            4,646
 Restructuring                                     2,407              597            4,310              597
 Provision for legal settlement and fees            --               --              1,387             --
 In-Process R&D                                     --              3,000             --              3,694
 Amortization of goodwill                            318            1,222            2,180            4,588
 Impairment of goodwill and
  Other intangibles                                 --               --             14,063             --
 Amortization of stock based
  Compensation                                       308              907            1,210            2,902
                                                --------         --------         --------         --------
              Total operating expenses             6,615           12,907           44,149           39,479
                                                --------         --------         --------         --------

Loss from operations                              (4,515)          (9,043)         (36,758)         (16,546)

Other income, net                                    194              755            1,287            3,617
                                                --------         --------         --------         --------
Loss before provision for income taxes            (4,321)          (8,288)         (35,471)         (12,929)
Income tax provision (benefit)                        11           (1,981)              60           (1,130)
                                                --------         --------         --------         --------
Net loss                                        $ (4,332)        $ (6,307)        $(35,531)        $(11,799)
                                                ========         ========         ========         ========

Net loss per share                              $  (0.21)        $  (0.32)        $  (1.77)        $  (0.61)
Basic common shares                               20,332           19,434           20,126           19,213
